Exhibit 5.1

125 Broad Street New York, New York 10004-2498 LOS ANGELES • PALO ALTO • WASHINGTON, D.C. BRUSSELS • FRANKFURT • LONDON • PARIS BEIJING • HONG KONG • TOKYO MELBOURNE • SYDNEY
TELEPHONE: 1-212-558-4000 FACSIMILE: 1-212-558-3588 WWW.SULLCROM.COM

November 10, 2025

Bakkt Holdings, Inc.,

One Liberty Plaza,

One Liberty Street, Suite 305-306,

New York, New York, 10006.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 26,590,466 shares of Class A common stock, par value $0.0001 per share (the “Securities”), of Bakkt Holdings, Inc., a Delaware corporation (the “Company”), issuable under the Company’s 2021 Omnibus Incentive Plan (the “Plan”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that when the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Act and the Securities have been duly issued in accordance with the terms of the Plan, the Securities will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Bakkt Holdings, Inc.	-2-

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP